UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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IQVIA HOLDINGS INC.
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IQVIA Holdings Inc.
83 Wooster Heights Road, Danbury, CT 06810

Supplement to Proxy Statement dated February 28, 2022
Annual Meeting of Stockholders
Tuesday, April 12, 2022

IQVIA Holdings Inc. (the “Company”) is filing this supplement dated March 28, 2022 to its proxy statement dated February 28, 2022 (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Stockholders to be held on Tuesday, April 12, 2022 at 9:00 am E.D.T. (the “2022 Annual Meeting”) solely to amend, as further described in the table below, the description of the voting standard for Proposal No. 2 (“Proposal No. 2”) in the Proxy Statement from a “majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter” to a “majority of our outstanding shares of common stock” and, accordingly, to reflect that abstention and broker non-votes will both count as a vote against Proposal No. 2.

Section of Proxy Statement	Page No.	Amended Language
“Required Approval” for Proposal No. 2 in the table under “Matters to Be Voted Upon”	6	“Majority of our outstanding shares of common stock.”
The first two sentences of the “Vote Required” paragraph in the “Proposal No. 2” section	24	“Approval of this proposal requires the vote of a majority of our outstanding shares of common stock. Both abstentions and broker non-votes will have the effect of a vote against this proposal.”
“Required Approval” and “Effect of Abstentions and Broker Non-Votes” for Proposal No. 2 in the table under “What proposals will be voted on at the 2022 Annual Meeting? How does the Board recommend that I vote? What vote is required to approve each item of business?”	107	“Majority of our outstanding shares of common stock” and “Abstentions and broker non-votes treated as votes ‘against’”, respectively

This supplement should be read together with the Proxy Statement, which should be read in its entirety. Except as specifically amended by this supplement, all information in the Proxy Statement remains unchanged. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders To Be Held on April 12, 2022: This supplement, our Notice of Meeting, Proxy Statement, Form of Proxy Card, 2021 Annual Report, and 2021 ESG Report are available at: https://materials.proxyvote.com/46266C.